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                                                                    EXHIBIT 99.2


Communication to Investors

Following the merger of ZDNet and CNET Networks last year, we began to re-evaluate the contractual relationship with Ziff Davis Media. Today, ZDNet is well positioned to replace Ziff Davis Media content with high-caliber, labs-driven product reviews and up-to-the-minute, authoritative IT news and content of its own.

To that end, this morning we announced that CNET Networks has amended its content licensing and print publishing contracts with Ziff Davis Media so that, effective March 1, 2001, CNET Networks and Ziff Davis Media will share online rights to content from 11 Ziff Davis Media print magazines for one year. In addition, Ziff Davis Media will continue to provide circulation services for CNET Networks' Computer Shopper magazine for up to two years.

The amended agreement reduces the previous content licensing agreement from five years to two, terminating on March 1, 2002. CNET Networks will pay Ziff Davis Media a termination fee of $4.5 million (with just over 50% payable on 3/1/01, and the remainder payable on 3/1/02) in exchange for the elimination of all royalty obligations going forward. In addition, CNET Networks will pay a $2 million termination fee (payable 3/1/01) to eliminate the $5 million annual fee owed to Ziff Davis Media under the Computer Shopper publishing/circulation agreement.

CNET Networks will transfer the US publication site URLs to Ziff Davis Media during the last three quarters of 2001. We will maintain full access to the Ziff Davis Media content and we will continue to retain all of the international Ziff Davis Media publication URLs until March 2002. Ziff Davis Media and VNU, who acquired the European publications, will share use of the international content with us beginning in March 2001.

It is important to note that less than 3% of ZDNet's traffic currently goes to Ziff Davis Media magazine content pages. That percentage is reduced to less than 1% when all of CNET Networks content is considered. To put this into perspective, ZDNet News (www.zdnn.com) is about three times bigger in terms of traffic than the Ziff Davis Media news weekly sites (i.e. eWeek and Inter@ctiveWeek).

CNET Networks has continued to ramp up its own editorial efforts in important, new content verticals, including our B2B and IT professional areas, to continue to serve the critical mass of IS/IT professionals and decision-making executives that access our sites as part of their daily business activities.

Overall, we consider this a positive development. We have maintained access to Ziff Davis Media content for another year and are now in a position to fully control 100% of our content. Plus, we have substantially reduced our long-term financial commitments, and will now be able to make even more effective decisions for investing our capital and management resources to better serve our users and advertisers for future growth and success.